                                 UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 15

         CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER
       SECTION 12(g)OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION
          OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE
                       SECURITIES EXCHANGE ACT OF 1934.

                       Commission File Number 000-21587

                               PJ America, Inc.
                     -------------------------------------
            (Exact name of registrant as specified in its charter)

        2300 Resource Drive, Birmingham, Alabama 35242, (205) 981-2830
        --------------------------------------------------------------
    (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)


                    Common Stock, Par Value $.01 Per Share
                 ---------------------------------------------
           (Title of each class of securities covered by this Form)

                                     None
                  ------------------------------------------
      (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

               Rule 12g-4(a)(1)(i)    (X)  Rule 12h-3(b)(1)(i)    (X)
               Rule 12g-4(a)(1)(ii)   ( )  Rule 12h-3(b)(1)(ii)   ( )
               Rule 12g-4(a)(2)(i)    ( )  Rule 12h-3(b)(2)(i)    ( )
               Rule 12g-4(a)(2)(ii)   ( )  Rule 12h-3(b)(2)(ii)   ( )
               Rule 15d-6             ( )  Rule 12h-3(b)(3)       ( )

     Approximate number of holders of record as of the certification or notice date:

Common Stock.................................................................19

     Pursuant to the requirements of the Securities Exchange Act of 1934, PJ America, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  August 31, 2001              PJ AMERICA, INC.


                                    By:  /s/ D. Ross Davison
                                         -------------------
                                    Name:  D. Ross Davison
                                    Title: Vice President of Administration,
                                           Chief Financial Officer and Treasurer